Exhibit 99.4

Consent to be Named as a Director Appointee

In connection with the filing by WeRide Inc. (the “Company”) of the registration statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: October 27, 2025	/s/ Tony Fan-cheong Chan
Tony Fan-cheong Chan